   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 5, 1997

                             REGISTRATION NO. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                          CHANCELLOR MEDIA CORPORATION
             (Exact Name of Registrant as Specified in its Charter)


                            Delaware                                                  75-2247099
(State or Other Jurisdiction of Incorporation or Organization)            (I.R.S. Employer Identification No.)



                         433 East Las Colinas Boulevard
                             Irving, Texas   75309

              (Address, Including Zip Code, and Telephone Number, including Area Code, of Registrant's Principal Executive Offices)

                               Scott K. Ginsburg
                            Chief Executive Officer
                         433 East Las Colinas Boulevard
                             Irving, Texas   75309
                                 (972) 869-9020

                     (Name and Address, Including Zip Code,
        and Telephone Number, Including Area Code, of Agent for Service)

                Chancellor Broadcasting Company Stock Award Plan
           Chancellor Holdings Corp. 1994 Director Stock Option Plan
Stock Option Grant Letter dated September 30, 1995 to Steven Dinetz, Stock Option Grant Letter dated September 30, 1995 to Eric W. Neumann, Stock Option Grant Letter dated September 30, 1995 to Marvin Dinetz, Stock Option Grant Letter dated February 14, 1997 to Carl E. Hirsch

                              (Full Title of Plan)

                        CALCULATION OF REGISTRATION FEE

                                                   Proposed Maximum         Proposed Maximum
Title of Securities         Amount to be            Offering Price              Aggregate           Amount of
 to be Registered          Registered (1)           Per Share (2)          Offering Price (2)    Registration Fee
Common Stock,                 1,760,284            $8.25 to $40.42         $32,566,764.00           $9,868.72
$.01 Par Value

         (1) Of the shares of Common Stock, $.01 par value per share ("Common Stock"), of Chancellor Media Corporation (the "Company" or "Registrant," which was formerly known as Evergreen Media Corporation) being registered hereby, 756,274 shares (the "Plan Shares") relate to the Chancellor Broadcasting Company Stock Award Plan (the "Plan"); 30,302 shares (the "Director Plan Shares") relate to shares issuable upon exercise of options granted under the Chancellor Holdings Corp. 1994 Director Stock Option Plan (the "Director Plan"), under which, 12,121 shares relate to shares issuable upon exercise of options granted under the Stock Option Grant Letter dated October 12, 1994 to Jeffrey A. Marcus; 12,121 shares relate to shares issuable upon exercise of options granted under the Stock Option Grant Letter dated October 12, 1994 to John H. Massey; 6,060 shares relate to shares issuable upon exercise of options granted under the Stock Option Grant Letter dated February 9, 1996 to Matrice Ellis-Kirk (the Marcus, Massey and Ellis-Kirk Stock Option Grant Letters, collectively, the "Director Letters"); 784,842 shares relate to shares issuable upon exercise of options granted under the Stock Option Grant Letter dated September 30, 1995 to Steven Dinetz; 80,455 shares relate to shares issuable upon exercise of options granted under the Stock Option Grant Letter dated September 30, 1995 to Eric W. Neumann; 40,228 shares relate to shares issuable upon exercise of options granted under the Stock Option Grant Letter dated September 30, 1995 to Marvin Dinetz; 68,183 shares relate to shares issuable upon exercise of options granted under the Stock Option Grant Letter dated February 14, 1997 to Carl E. Hirsch (the foregoing option letters, collectively, the "Management Options" and the foregoing shares issuable thereunder, collectively, the "Management Option Shares").

         (2) For purposes of computing the registration fee only. Pursuant to Rule 457(h) under the Securities Act of 1933, the Proposed Maximum Aggregate Offering Price Per Share is based upon: (i) with respect to the Plan Shares, the actual price at which the options may be exercised; (ii) with respect to the Director Plan Shares, the actual price at which the options may be exercised, as set forth in the Director Letters; and (iii) with respect to the Management Option Shares, the actual price at which the options may be exercised, as set forth in the Management Options.

                                     PART I
ITEM 1.  PLAN INFORMATION.

                 Not required to be filed with this Registration Statement.

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

                 Not required to be filed with this Registration Statement.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

                 The following documents are incorporated by reference in this Registration Statement:

                 (a) The Company's Annual Report on Form 10-K (File No. 000-21570) for the year ended December 31, 1996, filed pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which contains audited financial statements for the year ended December 31, 1996.

                 (b) The Annual Report of Chancellor Broadcasting Company ("Chancellor Broadcasting") on Form 10-K (File No. 000-27726) for the year ended December 31, 1996, as amended on Form 10-K/A, filed pursuant to Section 13(a) of the Exchange Act, which contains audited financial statements for the year ended December 31, 1996.

                 (c) The Annual Report of Chancellor Radio Broadcasting Company on Form 10-K (File No. 33-80534) for the year ended December 31, 1996, as amended on Form 10-K/A, filed pursuant to Section 13(a) of the

Exchange Act, which contains audited financial statements for the year ended December 31, 1996.

                 (d)  All other reports filed by the Company pursuant to
Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a) above.

                 (e) The description of the Company's Common Stock contained in the sections entitled "Description of the Surviving Corporation Capital Stock -- Common Stock" and "General Comparison of Stockholders' Rights" of the Joint Proxy Statement/Prospectus of the Company and Chancellor Broadcasting contained in the Company's Registration Statement on Form S-4 filed with the Commission on August 1, 1997 (File No. 333-32677).

                 All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

                 Not required to be filed with this Registration Statement.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

                 Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

                 Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify any person who is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which he actually and reasonably incurred in connection therewith.

                 The Amended and Restated Certificate of Incorporation of the Company ("Amended and Restated Certificate of Incorporation") provides that the Company shall indemnify any Person who was, is, or is threatened to be made a party to a proceeding (as hereinafter defined) by reason of the fact that he or she (i) is or was a director, officer, employee or agent of the Company, or
(ii) is or was serving at the request of the Company as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic Company, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, to the
fullest extent permitted under the General   Law of the State of Delaware, as
the same exists or may hereafter be amended. Such right shall be a contract right and as such shall run to the benefit of any director or officer who is elected and accepts the position of director or officer of the Company or elects to continue to serve as a director or officer of the Company while the Article Ninth of the Amended and Restated Certificate of Incorporation is in effect. Any repeal or amendment of the Article Ninth of the Amended and Restated Certificate of Incorporation shall be prospective only and shall not limit the rights of any such director or officer or the obligations of the Company with respect to any claim arising from or related to the services of such director or officer in any of the foregoing capacities prior to any such repeal or amendment to the Article Ninth of the Amended and Restated Certificate of Incorporation. Such right shall include the right to be paid by the Company expenses incurred in investigating or defending any such proceeding in advance of its final disposition to the maximum extent permitted under the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended. To the extent that a director, officer, employee or agent of the Company shall be successful on the merits or otherwise in defense of any proceeding, or in defense of any claim, issue, or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. If a claim for indemnification or advancement of expenses hereunder is not paid in full by the Company within sixty (60) days after a written claim has been received by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim, and if successful in whole or in part, the claimant shall also be entitled to be paid the expenses of prosecuting such claim. It shall be a defense to any such action that such indemnification or advancement of costs of defense is not permitted under the General Corporation Law of the State of Delaware, but the burden of proving such defense shall be on the Company. None of (i) the failure of the Company (including its board of directors or any committee thereof, independent legal counsel, or stockholders) to have made its determination prior to the commencement of such action that indemnification of, or advancement of costs of defense to, the claimant is permissible in the circumstances, (ii) an actual determination by the Company (including its board of directors or any committee thereof, independent legal counsel, or stockholders) that such indemnification or advancement is not permissible, or (iii) the termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall be a defense to the action or create a presumption that such indemnification or advancement is not permissible. In the event of the death of any Person having a right of indemnification under the foregoing provisions, such right shall inure to the benefit of his or her heirs, executors, administrators, and personal representatives. The rights conferred above shall not be exclusive of any other right which any Person may have or hereafter acquire under any statute, bylaw, resolution of stockholders or directors, agreement, or otherwise.

                 The Company may additionally indemnify any employee or agent of the Company to the fullest extent permitted by law.

                 Without limiting the generality of the foregoing, to the extent permitted by then applicable law, the grant of mandatory indemnification pursuant to the Article Ninth of the Amended and Restated Certificate of Incorporation shall extend to proceedings involving the negligence of such Person.

                 The Amended and Restated Certificate of Incorporation also provides that the Board of Directors may authorize, by a vote of a majority of a quorum of the Board of Directors, the Company to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic Company, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Company would have the power to indemnify him or her against such liability under the provisions of the Article Ninth of the Amended and Restated Certificate of Incorporation.

                 The term "proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit, or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding.

                 The Amended and Restated Certificate of Incorporation also provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or amendment of the Article Tenth of the Amended and Restated Certificate of Incorporation by the stockholders of the Company shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Company arising from an act or omission occurring prior to the time of such repeal or amendment. In addition to the circumstances in which a director of the Company is not personally liable as set forth in the Article Tenth of the Amended and Restated Certificate of Incorporation, a director shall not be liable to the Company or its stockholders to such further extent as permitted by any law hereafter enacted, including without limitation any subsequent amendment to the General Corporation Law of the State of Delaware.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

                 Not applicable.

ITEM 8.  EXHIBITS.

                  4.20 Amended and Restated Certificate of Incorporation of Chancellor Media Corporation (incorporated by reference to Exhibit 2.3 to the Company's Registration Statement on Form 8-A, filed on September 3, 1997).

                  4.21 Amended and Restated Bylaws of Chancellor Media Corporation (incorporated by reference to Exhibit 2.4 to the Company's Registration Statement on Form 8-A, filed on September 3, 1997).

                 *4.22  Chancellor Broadcasting Company Stock Award Plan.

                 *4.23  Chancellor Holdings Corp. 1994 Director Stock Option
Plan.

                 *4.24 Stock Option Grant Letter dated September 30, 1995 from Chancellor Corporation to Steven Dinetz.

                 *4.25 Stock Option Grant Letter dated September 30, 1995 from Chancellor Corporation to Eric W. Neumann.

                 *4.26 Stock Option Grant Letter dated September 30, 1995 from Chancellor Corporation to Marvin Dinetz.

                 *4.27 Stock Option Grant Letter dated February 14, 1997 from Chancellor Broadcasting Company to Carl E. Hirsch.

                 *5.1  Opinion of Latham & Watkins.

                 *23.1 Consent of Latham & Watkins (included as part of their opinion listed as Exhibit 5.1).

                 *23.2 Consent of KPMG Peat Marwick LLP, independent accountants.

                 *23.3 Consent of KPMG Peat Marwick LLP, independent accountants.

                 *23.4 Consent of Price Waterhouse LLP, independent accountants.

                 *23.5 Consent of Arthur Andersen LLP, independent accountants.

                 *23.6 Consent of Coopers & Lybrand L.L.P., independent accountants.

                 *23.7 Consent of Coopers & Lybrand L.L.P., independent accountants.

                 *23.8 Consent of Coopers & Lybrand L.L.P., independent accountants.

                 *23.9 Consent of Price Waterhouse LLP, independent accountants.

                 *24.1 Power of Attorney (page 7).

                 *        Filed herewith.

ITEM 9.  UNDERTAKINGS.

                 The Company hereby agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Commission upon request.

                 (a)      The Company hereby undertakes:

                          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

                          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                 The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                 Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on this 5th day of September, 1997.

                        CHANCELLOR MEDIA CORPORATION

                                    By:    /s/  Matthew E. Devine
                                       -----------------------------------------
                                           Matthew E. Devine
                                           Chief Financial Officer and Secretary

                 Each person whose signature to this Registration Statement appears below hereby appoints each of Scott K. Ginsburg and Matthew E. Devine as his attorney-in-fact to sign on his behalf individually and in the capacity stated below and to file all post-effective amendments to this Registration Statement, which amendments may make such changes in and additions to this Registration Statement as such attorney-in-fact may deem necessary or appropriate.

                 Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

             Signature                               Title                                 Date
             ---------                               -----                                 ----
/s/  Scott K. Ginsburg                    Chief Executive Officer and Director       September 5, 1997
- ----------------------------------        (Principal Executive Officer of the
Scott K. Ginsburg                                 Registrant)

/s/  Matthew E. Devine                      Chief Financial Officer                  September 5, 1997
- ----------------------------------          (Principal Financial and
Matthew E. Devine                          Accounting Officer of the
                                                  Registrant)

/s/  Thomas O. Hicks                   Chairman of the Board and Director            September 5, 1997
- ----------------------------------
Thomas O. Hicks

/s/  Lawrence D. Stuart, Jr.                        Director                         September 5, 1997
- ----------------------------------
Lawrence D. Stuart, Jr.

/s/  Eric C. Neuman                                 Director                         September 5, 1997
- ----------------------------------
Eric C. Neuman

/s/  John H. Massey                                 Director                         September 5, 1997
- ----------------------------------
John H. Massey

/s/  Jeffrey A. Marcus                              Director                         September 5, 1997
- ----------------------------------
Jeffrey A. Marcus

/s/  Thomas J. Hodson                               Director                         September 5, 1997
- ----------------------------------
Thomas J. Hodson

/s/  James E. de Castro                             Director                         September 5, 1997
- ----------------------------------
James E. de Castro

/s/  Steven Dinetz                                  Director                         September 5, 1997
- ----------------------------------
Steven Dinetz

/s/  Perry J. Lewis                                 Director                         September 5, 1997
- ----------------------------------
Perry J. Lewis

                                EXHIBIT INDEX

                                                                                               Sequentially
Exhibit                                                                                        Numbered
No.          Description                                                                       Page
- ---------    -----------                                                                       ------------
4.20         Amended  and   Restated  Certificate  of  Incorporation   of  Chancellor  Media
             Corporation  (incorporated  by  reference  to  Exhibit  2.3  to  the  Company's
             Registration Statement on Form 8-A, filed on September 3, 1997).

4.21         Amended and  Restated Bylaws of  Chancellor Media  Corporation (incorporated by reference to  Exhibit to  the  Company's Registration  Statement on  Form  8-A,
             filed on September 3, 1997).

*4.22        Chancellor Broadcasting Company Stock Award Plan.

*4.23        Chancellor Holdings Corp. 1994 Director Stock Option Plan.

*4.24        Stock Option Grant Letter dated September 30, 1995 to Steven Dinetz.

*4.25        Stock Option Grant Letter dated September 30, 1995 to Eric W. Neumann.

*4.26        Stock Option Grant Letter dated September 30, 1995 to Marvin Dinetz.

*4.27        Stock Option Grant Letter dated February 14, 1997 to Carl E. Hirsch.

*5.1         Opinion of Latham & Watkins.

*23.1        Consent  of  Latham &  Watkins (included  as  part of  their opinion  listed as
             Exhibit 5.1).

*23.2        Consent of KPMG Peat Marwick LLP, independent accountants.

*23.3        Consent of KPMG Peat Marwick LLP, independent accountants.

*23.4        Consent of Price Waterhouse LLP, independent accountants.

*23.5        Consent of Arthur Andersen LLP, independent accountants.

*23.6        Consent of Coopers & Lybrand L.L.P., independent accountants.

*23.7        Consent of Coopers & Lybrand L.L.P., independent accountants.

*23.8        Consent of Coopers & Lybrand L.L.P., independent accountants.

*23.9        Consent of Price Waterhouse LLP, independent accountants.

*24.1        Power of Attorney (page 7).

*Filed herewith